UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2008

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On July 1, 2008, at 5:00 p.m., New York time, the right of the holders of the Company’s Zero Coupon Convertible Subordinated Notes due 2010 (the "Notes") to surrender the Notes for purchase (the "Put Option") by RealNetworks, Inc. (the "Company") expired pursuant to the terms of the Indenture, dated as of June 17, 2003, by and between the Company and U.S. Bank National Association, as trustee.

The Company has been advised by U.S. Bank National Association, as paying agent (the "Paying Agent"), that Notes with an aggregate principal amount at maturity of approximately $99.9 million were validly surrendered and not withdrawn prior to the expiration of the Put Option. The Company has accepted for purchase all of the Notes validly surrendered and not withdrawn. The purchase price for the Notes pursuant to the Put Option was $1,000 in cash per $1,000 principal amount at maturity. Accordingly, the aggregate purchase price for all the Notes validly surrendered and not withdrawn prior to the expiration of the Put Option was approximately $99.9 million. The Company has forwarded cash in payment of the purchase price to the Paying Agent to distribute to the holders exercising their Put Option. After the purchase pursuant to the Put Option, approximately $0.1 million principal amount at maturity of the Notes remains outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

July 8, 2008	By:	/s/ Michael Eggers

Name: Michael Eggers
Title: SVP, Finance & Chief Financial Officer